UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Genelabs Technologies, Inc.

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April 28, 2006

To our Shareholders:

You are cordially invited to attend the 2006 annual meeting of shareholders of Genelabs Technologies, Inc. The meeting will be held at Genelabs Technologies’ principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063 on Friday, June 16, 2006, at 10:00 a.m. Pacific Daylight Time.

At the meeting, you will be asked to elect five members to the Board of Directors and to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006. These matters are described more fully in the proxy statement attached hereto and made a part hereof.

I would like to thank you for your support as a Genelabs Technologies shareholder and urge you to please complete, date, sign and return the enclosed proxy as soon as possible. We look forward to seeing you at the meeting.

Sincerely,

JAMES A.D. SMITH
President and Chief Executive Officer

2006 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

GENELABS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:     FRIDAY, JUNE 16, 2006
TIME:     10:00 A.M. P.D.T.

PLACE:	505 PENOBSCOT DRIVE
REDWOOD CITY, CALIFORNIA 94063

NOTICE IS HEREBY GIVEN that the 2006 annual meeting of the shareholders of Genelabs Technologies, Inc., a California corporation, referred to as Genelabs or the Company, will be held at the place and time indicated above for the following purposes:

1. ELECTION OF DIRECTORS. To elect five members to the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal;

2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3. OTHER BUSINESS. To transact other business that may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement that is attached and made a part hereof. The Board of Directors has fixed the close of business on Friday, April 21, 2006 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting in person, you are urged to please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

HEATHER CRISS KELLER
Secretary

Redwood City, California
April 28, 2006

GENELABS TECHNOLOGIES, INC.
505 Penobscot Drive
Redwood City, California 94063

PROXY STATEMENT

This Proxy Statement contains information relating to the Annual Meeting of Shareholders of Genelabs Technologies, Inc., a California corporation (the “Company”, “Genelabs”, “we” or “us”) to be held on June 16, 2006, beginning at 10:00 a.m. Pacific Daylight Time, at Genelabs’ principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063, and at any adjournment of the Annual Meeting. The Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about May 8, 2006.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:

•	the election of five members to the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal;

•	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

In addition, our management will report on our performance during fiscal 2005 and respond to questions from shareholders.

What shares can I vote?

All shares of our common stock owned by you as of the close of business on the record date, April 21, 2006, may be voted by you. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Each share of common stock owned by you generally entitles you to cast one vote on each matter to be voted upon. In electing directors, however, each shareholder has cumulative voting rights and therefore is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The shareholder may cast these votes all for a single candidate or may distribute the votes among some or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the annual meeting prior to the voting of an intention to cumulate votes.

In this event, the proxy holder may allocate the votes represented by proxies among the Board of Directors’ nominees in the proxy holder’s sole discretion.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee.

You may vote by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the Annual Meeting by filing with our Corporate Secretary at 505 Penobscot Drive, Redwood City, California 94063 a notice of revocation or by submitting a duly executed proxy bearing a later date or it may be revoked by attending the meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the Annual Meeting to conduct its business. At the close of business on the record date, 17,817,649 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of a quorum.

What are the Board of Directors’ recommendations?

Unless you give other instructions via your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•	“FOR” the election of each of our nominees to the Board of Directors;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006;

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

For the election of directors, the director nominees who receive the greatest number of votes at the Annual Meeting (up to the number of directors to be elected) will be elected. Abstentions and broker non-votes, if any, will not affect the outcome of the vote on the election of directors.

The remaining proposal will require the affirmative vote of a majority of shares represented and voting on that proposal. In determining whether a proposal received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2006.

Who will count the votes?

A representative of our transfer agent, Mellon Investor Services, will tabulate the votes and act as the inspector of election.

Who will bear the cost of this solicitation?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

May I propose actions for consideration at next year’s annual meeting of shareholders?

For a shareholder’s proposal to be included in our Proxy Statement for the 2007 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Corporate Secretary at 505 Penobscot Drive, Redwood City, California 94063 not later than January 8, 2007. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our bylaws require that such proposals must be submitted to our Corporate Secretary not later than April 17, 2007 and not earlier than March 19, 2007, unless the Annual Meeting is called for on a date earlier than May 17, 2007 or later than July 16,

2007, in which case any such proposal must be received not earlier than the 90th day prior to the annual meeting or later than the 60th day prior to the annual meeting, or in the event public announcement of the annual meeting is made less than 70 days prior to the annual meeting, any such proposal must be made no later than the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Who are the current members of the Board of Directors and are they independent?

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

	Audit	Nominating	Compensation
Director	Committee	Committee	Committee

Irene A. Chow, Ph.D.	—	—	—
Arthur Gray, Jr.	*	*	**
H.H. Haight	**	*	*
Alan Y. Kwan	*	**	*
James A.D. Smith	—	—	—

*	Committee member

**	Committee chairperson

Our Board of Directors has determined that each of Mr. Gray, Mr. Haight and Mr. Kwan meet the independence requirements of the NASD listing standards.

How often did the Board of Directors meet during fiscal 2005?

During the fiscal year ended December 31, 2005, the Board of Directors held 13 meetings. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively.

In addition, it is Company policy that each of our directors be invited and encouraged to attend the Annual Meeting. Two of our directors attended the 2005 Annual Meeting.

How do shareholders communicate with the Board of Directors?

The Board of Directors has established a process to receive communications from shareholders. To communicate with the Board of Directors, correspondence should be addressed to the Board of Directors, Genelabs Technologies, Inc. All such correspondence should be sent “Attn: Secretary” at 505 Penobscot Drive, Redwood City, CA 94063-4738.

All communications received as set forth in the preceding paragraph will be opened by the Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any bona fide communication to the directors will be summarized and presented to the Board of Directors at its next regularly scheduled meeting.

Does the Company have a Code of Ethics?

Yes. We have adopted a code of business ethics and conduct for all of our employees and directors, including our chief executive officer, chief financial officer, other executive officers and senior financial personnel. A copy of our code of business ethics and conduct is available on our website at www.genelabs.com under the heading “Investor Information/Corporate Governance.” We intend to post on our website any material changes to, or waiver from our code of business ethics and conduct, if any, within five business days of such event.

What are the standing committees of the Board of Directors?

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The Audit Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent registered public accounting firm, the scope of annual audits, fees to be paid to our independent registered public accounting firm and the performance of our independent registered public accounting firm. The members of the Audit Committee are Mr. Gray, Mr. Haight (Chairman) and Mr. Kwan, each of whom is an independent director under the NASD listing standards. The Audit Committee held six meetings during the fiscal year ended December 31, 2005. Additional information regarding this Committee’s activities in 2005 are set forth below under the heading “Report of the Audit Committee of the Board of Directors.”

Our Board of Directors has determined that both of Mr. Gray and Mr. Haight, each a member of our Audit Committee, are qualified as an audit committee financial expert within the meaning of SEC regulations.

Compensation Committee

The Compensation Committee reviews and recommends to the Board of Directors certain salaries, benefits and stock option grants for employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our stock option and other employee benefit plans. The members of the Compensation Committee are Mr. Gray (Chairman), Mr. Haight and Mr. Kwan, each of whom is an independent director under the NASD listing standards. Mr. Haight was appointed to the Compensation Committee on January 27, 2006. The Compensation Committee held three meetings during the fiscal year ended December 31, 2005. Additional information regarding this Committee’s activities in 2005 are set forth below under the heading “Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

Nominating Committee

The functions of the Nominating Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures. The Nominating Committee is governed by a charter, a current copy of which is available on our corporate website at www.genelabs.com under the heading “Investor Information/Corporate Governance.”

The members of the Nominating Committee are Mr. Gray, Mr. Haight and Mr. Kwan (Chairman), each of whom is an independent director under the NASD listing standards. The Nominating Committee held one meeting during the fiscal year ended December 31, 2005.

The Nominating Committee considers a nominee’s experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Company. The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates.

The Nominating Committee will consider director candidates recommended by shareholders. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing no later than 60 days and no more than 90 days prior to the first anniversary of the preceding year’s annual meeting and the recommendation must include the following information: the name, age, business address and residence address of the nominee, the principal occupation or employment of the nominee, the class and number of shares of the corporation beneficially owned by the nominee, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, and any other information relating to the nominee required to be disclosed in solicitations of proxies for election of directors or otherwise required by law.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee or their designee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Genelabs’ bylaws state that the number of directors is not to be less than five or more than nine. The number of directors on the board is currently fixed at five. At the annual meeting, the shareholders will be asked to elect all five directors, each of whom will serve until the next annual meeting of shareholders or until a successor has been elected and qualified or until the director’s earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the five nominees unless the proxy is marked to withhold authority to do so. If any nominee is unable to serve for any reason or will not serve for good cause, the proxies may be voted for such substitute nominee as the Board of Directors may determine. The Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

The names of the nominees, their ages as of April 1, 2006, and certain other information about each of them are set forth below:

Name	Age	Position

Irene A. Chow, Ph.D.	67	Chairman of the Board of Directors
Arthur Gray, Jr.(1)(2)(3)	83	Director
H. H. Haight(1)(2)(3)	72	Director
Alan Y. Kwan(1)(2)(3)	60	Director
James A. D. Smith	47	President & Chief Executive Officer and Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee

Each of the directors listed above was elected to be a director at Genelabs’ 2005 annual meeting of shareholders held on June 14, 2005.

There are no family relationships among any of Genelabs’ directors or executive officers.

Irene A. Chow, Ph.D., has been Chairman of the Board since April 1999 and was Chief Executive Officer from January 2001 to March 2004. From 1995 through March 1999 she was President and Chief Executive Officer. Dr. Chow joined Genelabs as an officer and director in 1993. In addition to her duties at the Company, Dr. Chow is also a member of the board of Genovate Biotechnology Co., Ltd. (formerly Genelabs Biotechnology Co., Ltd.). Before joining Genelabs, Dr. Chow held several positions at Ciba-Geigy Corporation, most recently as Senior Vice President of Drug Development for the pharmaceuticals division. Prior to joining Ciba-Geigy, Dr. Chow served as an associate professor and assistant dean of Health Related Professions at Downstate Medical School, State

University of New York. Dr. Chow received her B.A. degree in Literature from National Taiwan University, and both an M.A. and a Ph.D. in Biostatistics from the University of California, Berkeley.

Arthur Gray, Jr. has been a director of Genelabs since March 1991. Mr. Gray has been Senior Managing Director of Carret & Co. since October 1999. Previously, Mr. Gray was a Managing Director of Cowen Investment Counselors, a division of Cowen & Co., from July 1993 to September 1999. Before joining Cowen, Mr. Gray was President and Chief Executive Officer of Dreyfus Personal Management, Inc., a subsidiary of the Dreyfus Corporation, from January 1984 to June 1993. Mr. Gray is also a director of Seventh Generation, an environmental product company.

H. H. Haight has been a director of Genelabs since May 1989. Since 1997, Mr. Haight has been President and Chief Executive Officer of Argo Global Capital, Inc., a venture capital firm, where he specializes in high-technology industries. Before joining Argo, Mr. Haight was a Managing Director of Advent International Corporation, an advisor and manager of international venture capital funds, where he was closely involved in Advent’s Far East activities and responsible for Advent’s Far East Group and Advent Canada. Mr. Haight received his B.S. in Forestry from the University of California, Berkeley and his M.B.A. from Harvard University.

Alan Y. Kwan has been a director of Genelabs since January 1999. Since 1994, Mr. Kwan has been an attorney at Kwan & Associates PC, based in Houston, Texas, where he maintains a general legal practice with an emphasis in business transactions and asset management. Since 1990, he also has been President of Texas Pacific Properties, Inc., a real estate investment and management firm. Previously, Mr. Kwan was active in real estate development and general management for several Hong Kong-based international companies including the Chinachem Group, Swire Properties, Ltd. and Tai Cheung Properties, Ltd. Mr. Kwan previously was also a director of the Hong Kong operation of China International Trust & Investment Corp. Mr. Kwan received his B.A. from the University of Hong Kong and his J.D. from the South Texas College of Law.

James A. D. Smith has been our Chief Executive Officer since March 2004. He has been President of Genelabs and a director since April 1999. Mr. Smith also served as Chief Executive Officer from January 2000 to January 2001. From October 1996 through March 1999, Mr. Smith was Chief Operating Officer. From June 1995 through September 1996, Mr. Smith was Vice President, Marketing and Business Development, and from January 1994 through June 1995, Mr. Smith was Director of Marketing. Before joining Genelabs, Mr. Smith was with ICN Pharmaceuticals for more than ten years in various marketing and business development positions, most recently as Director of Worldwide Business Development. Mr. Smith received his B.S. in Molecular and Cellular Biology from the University of California, San Diego.

Compensation of Directors

Effective June 10, 2004, the compensation for non-employee directors was amended to be as follows: non-employee directors receive an annual cash retainer of $25,000 payable quarterly. The Chairperson of the Audit Committee receives an annual cash retainer of $5,000 payable quarterly. The Chairperson of the each other Committee receives an annual cash retainer of $2,000 payable quarterly. A Committee member who is not a Chairperson receives an annual cash retainer of $1,000 payable quarterly. Payments for service on a Committee are in addition to the $25,000 annual retainer. Directors are not paid on a per-meeting basis. All directors also are reimbursed for actual business expenses incurred in attending board and committee meetings. Upon his or her first election to the board, each non-employee director is granted an option to purchase 6,000 post-split shares of Genelabs common stock at an exercise price equal to the fair market value of the common stock on the date of grant. At each annual meeting of shareholders after each director’s election to the board, such non-employee director is granted an additional option to purchase 4,000 shares. Directors who are also employees are granted options under the 2001 Stock Option Plan in accordance with Genelabs’ general compensation policy.

In February 2004 the Board of Directors approved the appointment of Irene A. Chow as Chairman and designated the position as a part-time employee position with an annual salary of $200,000. As a part-time employee of the Company, the Chairman is entitled to the health and other employee benefits available to the Company’s part-time employees, except that the Chairman does not accrue vacation or sick leave. Vacation time which the Chairman had previously accrued was paid out in cash. The Chairman is entitled to receive stock options under the Company’s 2001 Stock Option Plan at the discretion of the Board. As an employee, the Chairman is eligible to continue vesting in, and to exercise, previously granted stock options subject to the terms of such option grants. The Chairman is not eligible for bonuses under the Company’s Annual and Long-Term Incentive Based Compensation Plan, and any unvested amounts previously accrued under the Company’s Annual and Long-Term Incentive Based Compensation Plan were accelerated and paid out at the Chairman’s discretion. In January 2006, the Board of Directors approved an increase in the Chairman’s annual salary to $210,000.

Vote Required

For the election of directors, the director nominees who receive the greatest number of votes at the Annual Meeting (up to the number of directors to be elected) will be elected. Abstentions and broker non-votes, if any, will not affect the outcome of the vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE ELECTION OF ALL DIRECTORS NOMINATED.

PROPOSAL NO. 2

RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to perform the audit of Genelabs’ financial statements for the fiscal year ending December 31, 2006, and the shareholders are being asked to ratify such selection. Representatives of Ernst  & Young LLP are expected to be present at the annual meeting, are expected to have the opportunity to make a statement at the annual meeting if they desire to do so and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the board will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the board, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Genelabs and its shareholders.

The Audit Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining their independence, and has determined that it is.

AUDIT FEES AND PRE-APPROVAL POLICIES

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for fiscal 2005 and fiscal 2004 and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for fiscal 2005 and fiscal 2004.

	2005	2004

Audit Fees	$388,350	$492,425
Audit-Related Fees	—	—
Tax Fees	$40,600	$49,500
All Other Fees	—	—
Total	$428,950	$541,925

“Audit Fees” consisted of fees for the audit of our annual financial statements included in our Form 10-K, the audit of the Company’s internal control over financial reporting for the 2004 fiscal year and related work for the 2005 fiscal year, the review of financial statements included in the Company’s 10-Q filings and fees for review of registration statements and issuance of consents. Audit fees also included fees for professional services provided in connection with statutory and regulatory filings or engagements.

“Tax Fees” consisted of aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning, including preparation of tax forms and consulting for domestic and foreign taxes.

As provided in the Audit Committee charter, the Audit Committee reviews, and in its sole discretion pre-approves, the Independent Auditors’ annual engagement letter including proposed fees and all audit and non-audit services provided by the Independent Auditors. All of the above services and estimates of the expected fees were reviewed and approved by the Audit Committee before the respective services were rendered. The Audit Committee is barred from engaging the Independent Auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee, and decisions delegated in such manner must be reported at the next scheduled meeting of the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of votes represented and voting is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of common stock do our directors, executive officers, and largest shareholders own?

The following table sets forth certain information regarding the ownership of our common stock as of April 21, 2006 by: (a) each director and nominee for director named in “Proposal 1 — Election of Directors”; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all of our executive officers and directors as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock.

	Number of		Percent of
Name and Address of Beneficial Owner	Shares***		Total(1)

Biotechnology Value Fund, LP(2)	1,625,152	**	9.1%
900 North Michigan Avenue, Suite 1100 Chicago, Illinois 60611
Veron International	1,078,326	**	6.1%
Top Floor Chinachem Golden 77 Mody Road Tsimshatsui East Kowloon, Hong Kong
Mallette Capital Management Inc.(3)	1,056,833	**	5.9%
800 Third Avenue,9th Floor New York, New York 10022
Irene A. Chow, Ph.D.(4)	266,171		1.5%
James A. D. Smith(5)	130,334		*
Matthew M. Loar(6)	101,248		*
H. H. Haight(7)	79,000		*
Arthur Gray, Jr.(8)	62,000		*
Ronald C. Griffith, Ph.D.(9)	45,490		*
Alan Y. Kwan(10)	23,900		*
Mumtaz Ahmed, M.D., Ph.D.(11)	27,598		*
Adrian Arima(12)	19,583		*
All directors and executive officers as a group (12 persons)(13)	958,371		5.2%

*	Represents less than 1%.

**	Represents share holdings as provided to the Company as of December 31, 2005, which the Company has no reason to believe is not complete or accurate. This is the most recent date for which data are available.

***	Numbers of shares reflect the effect of the reverse stock split implemented in December 2005.

(1)	Based on 17,817,649 shares of Genelabs common stock outstanding as of April 21, 2006.

(2)	Based on information furnished in Schedule 13G/A dated December 31, 2005 and filed with the SEC on February 14, 2006, jointly by Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP, BVF Investments, LLC, Investment 10, LLC, BVF Partners LP and BVF Inc., in which Biotechnology Value Fund, LP reports beneficial ownership of 486,392 shares of common stock, Biotechnology Value Fund II, LP reports beneficial ownership of 308,830 shares of common stock, BVF Investments, LLC reports beneficial ownership of 747,840 shares of common stock, Investments 10, LLC reports beneficial ownership of 82,090 shares of common stock, and beneficial ownership by BVF Partners LP and BVF Inc. including 1,625,152 shares of common stock. According to this Schedule 13G/A, pursuant to the operating agreement of BVF Investments, LLC, BVF Partners LP is authorized, among other things, to invest the funds of Ziff Asset Management, LP, the majority member of BVF Investments, LLC, in shares of the common stock and to vote and exercise dispositive power over those shares of the common stock. BVF Partners LP and BVF Inc. share voting and dispositive power over shares of the common stock beneficially owned by Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP, BVF Investments, LLC, and those owned by Investment 10, LLC, on whose behalf BVF Partners LP acts as an investment manager and, accordingly, BVF Partners LP and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties.

(3)	Based on information furnished in Schedule 13G dated December 27, 2005 and filed with the SEC on January 6, 2006, jointly by Mallette Capital Management Inc. and Quinterol J. Mallette, M.D., the President of Mallette, in which each reports beneficial ownership of 1,056,833 shares of common stock (consisting of 1,056,833 shares with shared dispositive power and shared voting power).

(4)	Represents 9.798 shares of common stock held by Dr. Chow, including 1,777 shares held in a Family trust, and 256,373 shares underlying options exercisable within 60 days of April 21, 2006.

(5)	Represents 21,692 shares of common stock held by Mr. Smith and 108,642 shares underlying options exercisable within 60 days of April 21, 2006.

(6)	Represents 16,673 shares of common stock held by Mr. Loar, including 2,000 shares held by Mr. Loar’s children, and 84,575 shares underlying options exercisable within 60 days of April 21, 2006.

(7)	Represents 52,000 shares of common stock held by Mr. Haight and 27,000 shares underlying options exercisable within 60 days of April 21, 2006.

(8)	Represents 45,000 shares of common stock held by Mr. Gray, including 7,000 shares held by his spouse and 7,000 shares held by a trust of which he is the beneficiary, and 17,000 shares underlying options exercisable within 60 days of April 21, 2006.

(9)	Represents 992 shares of common stock held by Dr. Griffith and 44,498 shares underlying options exercisable within 60 days of April 21, 2006.

(10)	Represents 900 shares of common stock held by Mr. Kwan and 23,000 shares underlying options exercisable within 60 days of April 21, 2006.

(11)	Represents 432 shares of common stock held by Dr. Ahmed and 27,166 shares underlying options exercisable within 60 days of April 21, 2006.

(12)	Represents 19,583 shares underlying options exercisable within 60 days of April 21, 2006.

(13)	Represents 201,375 shares of common stock held by all directors and executive officers as a group, including three executive officers not listed above, and 756,996 shares underlying options exercisable within 60 days of April 21, 2006.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely complied with.

EXECUTIVE OFFICERS

Who are our executive officers?

The executive officers of Genelabs are:

Name	Age*	Position

Irene A. Chow, Ph.D.	67	Chairman of the Board of Directors
James A.D. Smith	47	President & Chief Executive Officer
Mumtaz Ahmed, M.D., Ph.D.	69	Vice President, Drug Development
Adrian Arima	56	Vice President, General Counsel
Ronald C. Griffith, Ph.D.	58	Chief Scientific Officer
Heather Criss Keller	40	Senior Business Strategy Advisor and Secretary
Matthew M. Loar	43	Chief Financial Officer
Kenneth E. Schwartz, M.D.	58	Vice President, Medical Affairs
Roy J. Wu	51	Vice President, Business Development

*	Age at April 1, 2006

Irene A. Chow, Ph.D., has been Chairman of the Board since April 1999 and was Chief Executive Officer from January 2001 to March 2004. From 1995 through March 1999 she was President and Chief Executive Officer. Dr. Chow joined Genelabs as an officer and director in 1993. In addition to her duties at the Company, Dr. Chow is also the chairman of the board of Genovate Biotechnology Co., Ltd. (formerly Genelabs Biotechnology Co., Ltd.). Before joining Genelabs, Dr. Chow held several positions at Ciba-Geigy Corporation, most recently as Senior Vice President of Drug Development for the pharmaceuticals division. Prior to joining Ciba-Geigy, Dr. Chow served as an associate professor and assistant dean of Health Related Professions at Downstate Medical School, State University of New York. Dr. Chow received her B.A. degree in Literature from National Taiwan University, and both an M.A. and a Ph.D. in Biostatistics from the University of California, Berkeley.

James A. D. Smith has been Chief Executive Officer since March 2004. He has been President of Genelabs since April 1999. From January 2000 to January 2001, Mr. Smith also served as Chief Executive Officer. From October 1996 through March 1999, Mr. Smith was Chief Operating Officer. From June 1995 through September 1996, Mr. Smith was Vice President, Marketing and Business Development, and from January 1994 through June 1995, Mr. Smith was Director of Marketing. Before joining Genelabs, Mr. Smith was with ICN Pharmaceuticals for more than ten years in various marketing and business development positions, most recently as Director of Worldwide Business Development. Mr. Smith received his B.S. in Molecular and Cellular Biology from the University of California, San Diego.

Mumtaz Ahmed, M.D., Ph.D., has been Vice President, Drug Development since June 2003. From 1993 through 2002, Dr. Ahmed was Vice President, Medical Affairs of Ascent Pediatrics. Dr. Ahmed received his M.D. from UACJ School of Medicine, Cd. Juarez, Mexico and his Ph.D. from the Indiana University School of Medicine. Dr. Ahmed is planning to retire from the Company. Upon his retirement, he intends to enter into a consulting agreement with the Company.

Adrian Arima has been Vice President, General Counsel since June 2004. From September 2001 until March 2004 he was at SangStat Medical Corporation, first as Vice President, Associate General Counsel and Secretary until August 2002 and then as Senior Vice President, General Counsel and Secretary. From December 1997 until October 2000 he was employed within the Novartis AG organization culminating in positions as Vice President, General Counsel and Secretary of SyStemix, Inc., and Genetic Therapy, Inc. Mr. Arima received his B.A. and M.S. degrees from Stanford University and his J.D. from the University of California, Berkeley.

Ronald C. Griffith, Ph.D., has been Chief Scientific Officer since February 2006. Before that, he was Vice President, Research since December 2001. From May 2001 until December 2001, Dr. Griffith was Vice President of Medicinal Chemistry with Isis Pharmaceuticals Corp. From February 2000 through May 2001 he was Vice President of Chemistry at X-Ceptor Therapeutics. Before that, Dr. Griffith was Director of Chemical Sciences at Tanabe Research Laboratories, USA from 1997 through 2000. Dr. Griffith received his B.S. degree from Alfred University and his Ph.D. in Organic Chemistry from Syracuse University and was a post-doctoral fellow at California Institute of Technology.

Heather Criss Keller has been Senior Business Strategy Advisor since June 2004 and Secretary since August 1999. From January 2001 through June 2004 she served as Vice President, General Counsel, before which she was Vice President, Legal Affairs from January 2000 until January 2001 and Director of Legal Affairs from October 1998 through January 2000. From September 1996 until July 1998 Ms. Keller was Senior Corporate Counsel at Heartport, Inc. Ms. Keller received her B.A. from Duke University and her J.D. from Vanderbilt University Law School.

Matthew M. Loar has been Chief Financial Officer since September 2001. From January 1999 to September 2001 he was Vice President, Finance, and for approximately three years previously was Director of Finance and Controller. Mr. Loar held various positions in finance and accounting for ten years prior to joining the Company, including five years in public accounting at Coopers & Lybrand. Mr. Loar is a Certified Public Accountant and received his B.A. in Legal Studies from the University of California, Berkeley.

Kenneth E. Schwartz, M.D., has been Vice President, Medical Affairs since February 2002, prior to which he served as Senior Medical Director beginning in 1995. Before joining Genelabs, Dr. Schwartz held several positions with Syntex Research and was an Assistant Clinical Professor in Internal Medicine — Endocrinology and Metabolism at the University of California, San Francisco. Dr. Schwartz received his B.S. in Chemistry from University of California, Los Angeles and his M.D. from Stanford University.

Roy J. Wu has been Vice President of Business Development since October 2001. From October 1997 to October 2001, he served as Vice President, Corporate Secretary and member of the board of directors of Kissei Pharma, USA. Mr. Wu received his B.S. in Biology from University of San Francisco and his M.B.A. in International Finance from University of San Francisco.

There are no family relationships among any of our directors and executive officers.

EXECUTIVE COMPENSATION

The following table indicates information concerning compensation of our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer whose salary and bonus exceeded $100,000 for the last fiscal years ended 2005, 2004 and 2003 (the “named executive officers”). Options have been adjusted to take into effect the 1-for-5 reverse stock split implemented in December 2005.

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation
	Annual Compensation					Awards
				Other Annual		Securities
		Salary	Bonus	Compensation		Underlying	All Other
Name and Principal Position	Year	($)	($)(1)	($)(2)		Options (#)(3)	Compensation

James A. D. Smith(4)	2005	334,500	0	60,161		55,999	—
President and Chief	2004	329,883	70,245	39,830		12,999	—
Executive Officer	2003	296,136	127,048	30,489		8,000	—
Mumtaz Ahmed, M.D., Ph.D.	2005	291,000	0	7,827		32,000
Vice President,	2004	277,500	39,200	0		6,000	—
Drug Development	2003	114,583	23,479	9,900	(5)	16,000	—
Matthew M. Loar	2005	272,625	0	37,200		39,999	—
Chief Financial Officer	2004	245,492	34,510	35,450		6,000	—
	2003	229,003	78,598	29,083		7,999	—
Ronald Griffith, Ph.D.	2005	258,583	0	75,967	(6)	35,999	—
Chief Scientific Officer	2004	242,108	34,020	63,500	(7)	6,000	—
	2003	226,983	77,900	50,000	(8)	8,000	—
Adrian Arima	2005	249,167	0	0		29,000	—
Vice President, General Counsel	2004	126,364	16,800	10,000	(9)	20,000	—

(1)	Represents incentive bonus amounts earned for the fiscal year, which are generally paid out approximately February 15 of the following year. However, no bonuses were paid out in February 2003 for 2002 services due to financial constraints of the Company and contingency criteria the board of directors established for payment of incentive bonuses. Therefore, the bonus payments for 2003 represent two years of bonuses — the 2002 contingent bonuses which were paid out in November 2003 as well as the amount earned in 2003 which was paid out in February 2004. The bonus for 2005 services are subject to a financing contingency and have not been paid.

(2)	Unless otherwise noted, amounts in this column represent amounts vested in the long-term portion of Genelabs’ Annual and Long-Term Incentive Based Compensation Program.

(3)	Stock options generally vest over four years, with 25% of the shares granted vesting on the one-year anniversary of the date of grant and the remainder vesting over the next three years. Numbers of shares reflect the effect of the reverse stock split implemented in December 2005.

(4)	Mr. Smith was President until March 8, 2004, when he also became Chief Executive Officer. In connection with his increased responsibilities, Mr. Smith’s annual base salary was increased to $334,500.

(5)	Dr. Ahmed’s employment with the Company began on June 13, 2003. Other annual compensation for Dr. Ahmed in 2003 represents temporary housing, related costs and travel due to relocation.

(6)	Represents $50,000 for housing and travel allowance paid to Dr. Griffith and $25,967 for the amount vested in the long-term portion of Genelabs’ Annual and Long-Term Incentive Based Compensation Program.

(7)	Represents $50,000 for housing allowance paid to Dr. Griffith and $13,500 for the amount vested in the long-term portion of Genelabs’ Annual and Long-Term Incentive Based Compensation Program.

(8)	Represents a housing allowance paid to Dr. Griffith.

(9)	Mr. Arima’s employment with the company began on June 22, 2004. In connection with his start of employment, Mr. Arima received a $10,000 bonus on his start date.

In July 2004, the board of directors granted Mr. Smith options to purchase 25,000 shares of common stock. This grant was priced at $12.50 per share (taking into effect the 1-for-5 reverse stock split implemented in December 2005), a premium of approximately 22% to the Company’s stock price on the date grant. The options granted in July 2004 were immediately vested and expire three years from the date of grant. These options are included in the table above.

In December 2005, the board of directors granted stock options to employees of the Company, including officers. These options were priced at the fair market value on the date of grant and vested 25% at the end of six months and the remaining 75% monthly over the subsequent 18 months. These options are included in the table above.

Option Grants in Last Fiscal Year

The following table sets forth information regarding individual grants of options to purchase shares of Genelabs common stock made during 2005 to each of the named executive officers.

In the fiscal year ended December 31, 2005, we granted options to purchase up to an aggregate of 683,849 shares to employees, directors and consultants. Stock options are awarded with an exercise price equal to or exceeding the fair market value of Genelabs common stock on the date of award. Generally, these stock option grants have a four-year vesting period with 25% of the shares subject to the stock options vesting and becoming exercisable on the first anniversary of the date of grant, and thereafter the remaining 75% of the shares subject to the stock options vesting and becoming exercisable in 36 equal monthly installments, so long as employment or service with Genelabs continues. In December 2005, the board of directors granted stock options to employees of the Company, including officers. These options were priced at the fair market value on the date of grant and vested 25% at the end of six months and the remaining 75% monthly over the subsequent 18 months.

The options granted generally have a 10-year term.

	Individual Grants
	Number of		% of Total
	Securities		Options			Grant Date
	Underlying		Granted to	Exercise		Present
	Options		Employees	Price	Expiration	Value
Name	Granted (#)*		in 2005	($/Share)*	Date	($)(1)

James A.D. Smith	15,999	(2)	2.4	4.40	1/27/2015	32,638
	40,000	(3)	6.1	2.35	12/5/2015	44,700
Ronald C. Griffith, Ph.D.	15,999	(2)	2.4	4.40	1/27/2015	32,638
	20,000	(3)	3.0	2.35	12/5/2015	22,350
Matthew M. Loar	19,999	(2)	3.0	4.40	1/27/2015	40,798
	20,000	(3)	3.0	2.35	12/5/2015	22,350
Mumtaz Ahmed, M.D., Ph.D.	12,000	(2)	1.8	4.40	1/27/2015	24,480
	20,000	(3)	3.0	2.35	12/5/2015	22,350
Adrian Arima	9,000	(2)	1.4	4.40	1/27/2015	18,360
	20,000	(3)	3.0	2.35	12/5/2015	22,350

*	Numbers of shares and exercise prices reflect the effect of the reverse stock split implemented in December 2005.

(1)	The estimated “grant date present value” of options granted in 2005 is based on a Black-Scholes option pricing model, which reflects certain assumptions regarding variable factors such as interest rates and stock price volatility. Stock options have value only as a result of appreciation in the price of Genelabs common stock. If, at the time of exercise, the price of Genelabs common stock is the same as or lower than the option exercise price, there will be no gain to the optionee. For the purposes of establishing the “grant date present value” shown in the table, the model assumed a dividend yield of zero, risk-free interest rate of 4.0%, volatility factor of the expected market price of the Genelabs common stock of 1.0, and an expected life of the options of one year subsequent to vesting.

(2)	Stock options awarded with an exercise price equal to the fair market value of Genelabs common stock on the date of grant. These stock option grants have a four-year vesting period with 25% of the shares subject to the stock options vesting and becoming exercisable on the first anniversary of the date of grant, and thereafter the remaining 75% of the shares subject to the stock options vesting and becoming exercisable in 36 equal monthly installments, so long as employment with Genelabs continues. These options expire ten years from the date of grant.

(3)	Stock options awarded with an exercise price equal to the fair market value of Genelabs common stock on the date of grant. These stock option grants have a two-year vesting period with 25% of the shares subject to the stock options vesting and becoming exercisable six months after the date of grant, and thereafter the remaining 75% of the shares subject to the stock options vesting and becoming exercisable in 18 equal monthly installments, so long as employment with Genelabs continues. These options expire ten years from the date of grant.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The following table describes for the named executive officers the exercisable and unexercisable options held by them as of December 31, 2005. No options were exercised by the named executive officers during the fiscal year ended December 31, 2005.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options Held at Fiscal		Options at
	Acquired on	Value	Year-End (#)		Fiscal Year-End ($)
	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James A.D. Smith	—	—	98,777	47,333	0	0
Ronald C. Griffith, Ph.D.	—	—	34,123	35,876	0	0
Matthew M. Loar	—	—	74,785	36,290	0	0
Mumtaz Ahmed, M.D., Ph.D.	—	—	16,875	37,125	0	0
Adrian Arima	—	—	10,500	38,500	0	0

The “Value of Unexercised In-the-Money Options at Fiscal Year-End” is based on a value of $1.85 per share, the closing price of our common stock as of December 30, 2005, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1995 and 2001 Stock Option Plans. Numbers of shares reflect the effect of the reverse stock split implemented in December 2005.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employment Contracts

Except as described below, the Company has not entered into any employment agreements with the named executive officers, and their employment may be terminated at any time at the discretion of the Board of Directors.

The Company has entered into agreements with Dr. Chow and each of the named executive officers providing certain compensation in the event of a change in control of the Company. The Agreements are not employment contracts but are intended to ensure that the Company will have the continued dedication and objectivity of the employee, notwithstanding the possibility or occurrence of a change of control. The agreements provide for the immediate vesting of all unvested shares of stock options granted by Genelabs to the named executive officers upon the effective date of a change in control (as defined in the agreements, which include a liquidation of the Company) of the Company (referred to as the Effective Date). The agreements also provide various severance benefits to such named executives if their employment is terminated (other than for cause (as defined in the agreements), disability or death) or an involuntary termination (as defined in the agreements) occurs, in either case within eighteen (18) months following the Effective Date (such terminations referred to as “Involuntary Termination”). Under the change of control agreement between the Company and Dr. Chow, upon an Involuntary Termination she receives salary continuation for 24 months, a lump sum payment of 150% of her target bonus potential for the calendar year in which the Involuntary Termination takes place, payment of any accrued but unpaid long-term incentive bonus and continuation of health care coverage for 18 months. Dr. Chow currently does not participate in the Company’s annual bonus plan and does not have any accrued bonus. Under the change of control agreement with each other named executive officer, upon Involuntary Termination the executive receives salary continuation for 12 months, a lump sum payment of 100% of the executive’s target bonus potential for the calendar year in which the Involuntary Termination takes place, payment of any accrued but unpaid long-term incentive bonus and continuation of health care coverage for 12 months.

For Dr. Chow and each named executive officer, the amount of such payments shall be either: (a) the full amount of the payments, or (b) a reduced amount which would result in no portion of the payments being subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, whichever of (a) or (b), taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by the employee, on an after-tax basis, of the greatest amount of benefit.

Limitation of Liability and Indemnification

The Company’s articles of incorporation and bylaws include provisions that eliminate the liability of the directors for monetary damages to the fullest extent under California law.

In addition to the indemnification set forth in the Company’s articles of incorporation and bylaws, as a general practice, the Company enters into agreements with each director and officer pursuant to which the Company agrees to indemnify such directors and officers. These agreements, among other things, provide for indemnification for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at the Company’s request. Genelabs believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION1

The Compensation Committee (the “Committee”) acts on behalf of the Board of Directors to oversee the implementation of the Company’s general compensation policy for all employees of the Company. The Committee currently consists of three members of the Board of Directors. These Compensation Committee members are not our employees. The Committee makes recommendations for the compensation of the Company’s executive officers to the Board of Directors, which is responsible for determining and approving compensation levels. A copy of the Compensation Committee’s charter is available on our website at www.genelabs.com under the heading “Investor Information/Corporate Governance.”

Section 162:

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” Awards granted under our 2001 Stock Option Plan are intended to constitute qualified performance-based compensation eligible for such exceptions, and we will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements. We do not expect that amounts of compensation paid to our executive officers will fail to be deductible on account of Section 162(m). Our Board of Directors has the discretion to issue a bonus to our Chairman of up to $1 million if our investigational drug for the treatment of lupus, Prestaratm, is

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

approved by the U.S. Food and Drug Administration. If such bonus is approved, a determination would be made at that time whether the bonus would be deductible under Section 162(m).

Compensation Philosophy:

The Committee’s philosophy in recommending compensation for executive officers, including the chief executive officer, is to relate compensation principally to corporate and executive performance within the context of maintaining appropriate market competitiveness.

Compensation for the chief executive officer and each of the Company’s other executive officers generally consists of three elements: base salary, a performance-based bonus which has both an annual component and a long-term incentive component, and long-term equity incentives consisting of stock option grants with exercise prices set at the fair market value, or greater, at the time of the grant and eligibility to participate in the Company’s Employee Stock Purchase Plan (“ESPP”). Base salaries and cash bonuses are determined annually, based in part on the achievement of corporate performance goals and objectives set by the board. Under these performance criteria, executive officers’ compensation, including the chief executive officer’s compensation, is based on the Company’s success in meeting these established goals and objectives. In addition, regular employees generally participate in the annual cash bonus program and stock option plan, and some employees elect to participate in the ESPP, certain management employees also participate in the long-term incentive based bonus program. The process for bonus determinations is set forth in the Company’s Annual and Long-Term Incentive Based Compensation Plan adopted in 1994 and last amended in July 2003 (the “Bonus Plan”).

In recommending compensation for all executive officers, the Committee also takes into consideration the financial condition and prospects for the Company as well as any promotions or changes in responsibilities that may have taken place during the fiscal year. Total compensation paid by the Company to its chief executive officer and other executive officers is designed to be competitive with compensation packages paid to the management of comparable companies in the biopharmaceutical industry. In making its compensation decisions, the Committee takes into consideration information and reports including surveys of compensation programs and practices of competing biopharmaceutical companies as well as publicly available information and reports from compensation consulting firms. In addition, custom survey data are reviewed on a case-by-case, position-by-position basis as the Committee deems necessary or appropriate. The Committee strives to provide compensation packages that are competitive at or about the 50th percentile of the companies surveyed.

Our stock option plans have been established to provide all our employees with an opportunity to share, along with our shareholders, in our long-term performance. Periodic grants of stock options are generally made annually to eligible employees, with additional grants being made to employees upon commencement of employment. Stock options granted under the plans generally have a non-statutory four-year vesting schedule and generally expire ten years from the date of grant. The Compensation Committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a quantitative and qualitative analysis of individual performance, our financial performance, and the executive’s existing options.

The Company does not provide to any Director or employee as compensation any personal benefits such as cars, corporate jets, tax or financial advice, country club memberships, apartments or any similar personal items, except that temporary housing may be provided to newly hired employees at the Company’s expense.

2005 Performance Review:

Goal achievement for purposes of the Company-wide Bonus Plan and executive officers’ compensation are normally reviewed in January. The Board of Directors noted that certain significant 2005 Company goals were not met. The Board of Directors noted that the failure to achieve certain goals relating to Prestara and obtaining additional financing for the Company had a significant impact on the Company’s valuation and business prospects. Based on its determination and its evaluation of the employees’ contributions, achievements and performance, the board designated that the Company’s 2005 objectives had been achieved at 50% of the target level. However, the Board also determined that any payment of the 2005 bonuses would be contingent upon the Company obtaining a Board-specified level of additional financing, which has not been attained as of the date of the filing of this proxy statement, and accordingly, no 2005 bonus payments have been made. Base salary increases and stock options were granted for some of the officers as part of the annual performance and compensation review.

Option Grants in December 2005:

In December 2005, management recommended a special stock option grant to all employees. Consequently, in order to aid in the retention of employees and to continue to motivate them to accomplish the Company’s goals, the Board of Directors authorized the grant of 130,500 shares (adjusted for the 1-for-5 reverse stock split that was implemented in December 2005) at the then fair market value with vesting over a two year period.

Compensation of Chairman, Chief Executive Officer and Chief Scientific Officer:

Dr. Irene A. Chow served as the Company’s Chairman and Chief Executive Officer until March 8, 2004, at which time she retired from her position as Chief Executive Officer to be solely Chairman of the Board of Directors. At that time, Dr. Chow became a part-time employee of the Company with health benefits and other benefits normally made available to part-time employees, but ceased participation in the Company’s Bonus Plan, certain insurance benefits, vacation and sick leave. Her accrued vacation was paid out and all accrued amounts she had earned under the Bonus Plan were accelerated and paid out. In her new role, Dr. Chow provided strategic advice and counsel to management, strategic and tactical assistance with the Company’s drug development and drug discovery programs, and other assistance. Her salary was set at $200,000 on an annualized basis. Dr. Chow’s responsibilities and compensation as Chairman were reviewed in January 2006 and her salary for 2006 was increased to $210,000.

Mr. Smith’s salary of $334,500 for 2005 was not changed as a result of the 2005 Performance Review conducted in January 2006. Mr. Smith is eligible to receive a cash bonus for 2005 at 50% of his target level of 30% (resulting in a bonus of 15% of his 2005 base salary) with payment contingent upon the Company receiving additional financing. If a 2005 bonus is paid to Mr. Smith, an equal amount will be deferred and paid to Mr. Smith over a three year period pursuant to the Company’s Long-Term Incentive Plan, provided his employment with the Company continues. The 50% achievement level was the achievement level approved for all employees.

Because of his performance and value to the Company, effective February 1, 2006, Dr. Griffith was promoted from Vice President, Research to Chief Scientific Officer. His annual salary was increased to $287,000. Dr. Griffith also receives an annual housing and travel stipend of $50,000 because of his residence in Southern California. In addition, Dr. Griffith is eligible to receive a cash bonus for 2005 at 50% of the target level of 20% of his 2005 base salary, with payment contingent upon the Company receiving additional financing. If a 2005 bonus is paid to Dr. Griffith, an equal amount will be deferred and paid to Dr. Griffith over a three year period pursuant to the Company’s Long-Term Incentive Plan, provided his employment with the Company continues.

Changes in Composition of the Compensation Committee

H.H. Haight was appointed as a member of the Compensation Committee in January 2006.

COMPENSATION COMMITTEE

/s/  ARTHUR GRAY, JR., CHAIR
/s/  H.H. HAIGHT
/s/  ALAN Y. KWAN

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for all or a portion of fiscal 2005 were Alan Y. Kwan, and Arthur Gray, Jr. None of the members of the Compensation Committee during fiscal 2005 (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of related party transactions.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS2

The Audit Committee is comprised of three outside directors, all of whom are independent under Rule 4200(a)(14) of the National Association of Securities Dealers’ (“NASD”) listing standards. On January 23, 2004, the Board of Directors approved and adopted a written charter, which sets forth the Audit Committee’s duties and responsibilities and reflects new SEC regulations and NASD rules. The Audit Committee Charter was amended in January 2006 to modify the provisions with respect to internal controls due to the change of the Company’s status from an accelerated filer to non-accelerated filer. A copy of the Audit Committee’s charter, as amended, is attached as Exhibit A to this Proxy and is available on our website at www.genelabs.com under the heading “Investor Information/Corporate Governance.”

The Audit Committee oversees Genelabs’ financial reporting process on behalf of the board of directors. Genelabs’ management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Audit Committee and Genelabs’ independent registered public accounting firm, Ernst & Young LLP, have discussed the overall scope and plans for their audits. The Audit Committee periodically meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Genelabs’ internal controls and the overall quality of Genelabs’ financial reporting.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2005 with management and with our independent registered public accounting firm, Ernst & Young LLP. It was noted that the report of Ernst & Young LLP included a “going concern” qualification to their opinion on Genelabs’ audited consolidated financial statements for the year ended December 31, 2005. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the independence of the independent registered public accounting firm.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

AUDIT COMMITTEE

/s/  H.H. HAIGHT, Chair
/s/  ARTHUR GRAY, JR.
/s/  ALAN Y. KWAN

2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

PERFORMANCE MEASUREMENT COMPARISON3

The following graph shows the change in our cumulative total shareholder return for the last five fiscal years, based upon the market price of our common stock, compared with: (i) the cumulative total return on Nasdaq Stock Market Index and (ii) the Nasdaq Pharmaceuticals Index. The graph assumes a total initial investment of $100 as of December 31, 2000, and shows a “Total Return” that assumes reinvestment of dividends, if any, and is based on market capitalization at the beginning of each period. The performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

Index Description	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Genelabs Technologies, Inc.	100.0	45.2	41.6	69.2	29.3	9.0
NASDAQ Stock Market	100.0	79.3	54.8	82.0	89.2	91.1
NASDAQ Pharmaceuticals	100.0	85.2	55.1	80.7	86.0	94.7

3 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2005 to the present, there have been no transactions in which the amount involved exceeded $60,000 to which Genelabs or any of its subsidiaries was a party and in which any executive officer, director, 5% beneficial owner of common stock or member of the immediate family of any of the foregoing persons had or has a direct or indirect material interest, except the compensation arrangements described above.

Genelabs’ Chairman, Irene A. Chow, Ph.D., is a member of the board of directors of Genovate Biotechnology Co., Ltd., or Genovate, and was its chair until June 2005. When she was chair, she received an annual stipend of approximately $90,300 per year from Genovate. In 1995, Genelabs licensed to Genovate, in exchange for an equity position in Genovate, its rights to its prasterone drug candidate, known as Prestaratm, for Australia, New Zealand and the Asian countries (except Japan). From time to time Genelabs has sold its Genovate shares and currently holds approximately 8% of the equity in Genovate. The companies have also agreed to share clinical data related to prasterone.

OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process of “householding” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, 505 Penobscot Drive, Redwood City, California 94063 or by calling Investor Relations at (650) 369-9500.

By Order of the Board of Directors

HEATHER CRISS KELLER
Secretary

April 28, 2006

A copy of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2005 has been included within the package of materials sent to you as well as a copy of our 2005 Annual Report to Shareholders.

Exhibit A

Genelabs Technologies, Inc.
Audit Committee Charter
Approved by the Board of Directors
January 23, 2004
As amended January 27, 2006

I.	Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Genelabs Technologies, Inc. (the “Corporation”) shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others regarding the quality and integrity of the Corporation’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the qualifications and independence of any registered public accounting firm engaged by the Corporation to prepare or issue an audit report or perform other audit, review or attest services (the “Independent Auditors”), and the performance of the Independent Auditors. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the Independent Auditors, the internal auditors, if any, and the financial management of the company.

II.	Organization

This charter governs the operations of the Committee. The Committee shall be comprised of at least three directors, as determined by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”) and shall satisfy the independence requirements of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Members of the Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall satisfy any other necessary standards of independence under the federal securities and tax laws. No member of the Committee may have participated in the preparation of the financial statements of the Corporation (or any current subsidiary of the Corporation) at any time during the three years prior to the member’s appointment to the Committee. All Committee members will be financially literate and must be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, statement of operations and statement of cash flows. In addition, the Board shall determine whether at least one member of the Committee is an “audit committee financial expert” as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and, as such, has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication, including having been a CEO or CFO. The Committee shall review and reassess this charter at least annually and report to the Board any recommended amendments to this charter and any recommended changes to the Corporation’s or the Board’s policies or procedures.

III.	Meetings

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities. The Committee should meet separately on a periodic basis with management and the Independent Auditors, and, beginning at such time as the Committee feels appointment of an internal audit function is warranted, the director of internal audit. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The Committee shall maintain minutes of its meetings and records relating to those meetings.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

IV.	Duties and Responsibilities

The primary responsibility of the Committee is to oversee the Corporation’s financial reporting process on behalf of the Board and report the results of these activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits. Management is responsible for the preparation, presentation, and integrity of the Corporation’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Corporation.

The Committee, in carrying out its duties and responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the duties and responsibilities of the Committee and are set forth as a guide with the understanding that the Committee may supplement them as appropriate:

A.	Oversight of Financial Reporting Process and Internal Controls:

•	The Committee shall review and discuss with management the financial statements and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	The Committee shall review with management the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, assign additional internal audit projects to the Corporation’s internal auditing department.

•	The Committee shall review with financial management and the Independent Auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization’s accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

•	The Committee shall receive periodic updates from management and the Independent Auditors assessing the impact of significant accounting or financial reporting developments that may have a bearing on the Corporation.

•	The Committee shall review and discuss with the Independent Auditors the results of the quarterly reviews of the Corporation’s financial statements, including any comments or recommendations of the auditors.

•	The Committee shall review and discuss with the Independent Auditors the results of the year-end audit of the Corporation’s financial statements, including any comments or recommendations of the auditors, and, based on such review, discussions and other information available to the Committee, recommend to the Board whether the Corporation’s financial statements should be included in the Annual Report on Form 10-K.

•	The Committee shall review with management and the Independent Auditors, through periodic meetings, discussion, and inquiry, the adequacy and effectiveness of the accounting and financial controls, including the Corporation’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

•	The Committee shall review with the chief executive officer, chief financial officer and Independent Auditors the following:

•	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; and

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting.

•	The Committee shall provide sufficient opportunity for the internal auditors and Independent Auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the Independent Auditors’ evaluation of the Corporation’s financial, accounting and auditing personnel, and the cooperation that the Independent Auditors received during the course of their review or audit.

•	If required by the SEC, the Committee shall review the yearly report prepared by management, and attested to by the Independent Auditors, assessing the effectiveness of the Corporation’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate control over financial reporting prior to its inclusion in the Corporation’s Annual Report on Form 10-K.

B.	Selection, Evaluation and Oversight of the Independent Auditors:

•	The Committee shall be directly responsible for the appointment and termination, compensation, and oversight of the work of the Independent Auditors, including resolution of disagreements between management and the Independent Auditors regarding financial reporting. The Independent Auditors shall report directly to the Committee.

•	The Committee shall review, and in its sole discretion pre-approve, the Independent Auditors’ annual engagement letter including proposed fees and all audit and non-audit services provided by the Independent Auditors and shall not engage the Independent Auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee, and decisions delegated in such manner must be reported at the next scheduled meeting of the Committee.

•	At least annually, the Committee shall obtain and review a report by the Independent Auditors describing the firm’s quality control procedures and material issues raised by the most recent internal quality control review, peer review, or review performed by a designated professional organization.

•	The Committee shall review the performance of the Independent Auditors, including the lead partner.

•	The Committee shall also take appropriate action to oversee the independence of the Independent Auditors and shall assess their independence by, among other things: obtaining and reviewing a formal written statement from the Independent Auditors that delineates all relationships between the Independent Auditors and the Corporation, consistent with Independence Standards Board Standard 1; and by actively engaging the Independent Auditors in a dialogue covering relationships or services that may impact their objectivity or independence. In addition, the Committee shall monitor compliance with Section 10A of the Exchange Act and Rule 2-01 of Regulation S-X, as applicable. Based on its assessment, the Committee shall take, or shall recommend that the Board take, appropriate action to oversee the independence of the Independent Auditors.

C.	Oversight of Annual Audit and Quarterly Reviews:

•	The Committee shall review with the Independent Auditors their annual audit plan, including the timing and scope of audit activities, the adequacy of audit staffing and compensation, and, during the year, the Committee shall monitor the progress and results of the procedures performed under the audit plan.

•	The Committee shall review with the Independent Auditors and the Corporation’s management the following information which is required to be reported by the Independent Auditors:

•	critical accounting policies and practices;

•	alternative treatment of financial information that has been discussed by the Independent Auditors and management, ramifications of the use of such alternative treatment or disclosure, and the treatment preferred by the Independent Auditors; and

•	material written communications between the Independent Auditors and management, such as any management letter and any schedule of unadjusted differences.

•	The Committee shall resolve all disagreements between the Independent Auditors and management regarding financial reporting.

  D.  Miscellaneous

•	If not done by the Board, the Committee shall establish and implement policies and procedures for the Committee’s or Board’s review and approval or disapproval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest, including all transactions required to be disclosed by Item 404(a) of Regulation S-K.

•	The Committee shall meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Corporation and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Corporation or any of its directors, officers, employees, or agents or breaches of fiduciary duty to the Corporation.

•	The Committee shall prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

•	The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	The Committee shall secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Corporation.

•	The Committee shall determine the funding required to carry out the Committee’s duties appropriately, and shall inform the Board of the Committee’s funding requirements.

•	The Committee shall perform such additional activities and consider such other matters as the Committee or the Board deems necessary or appropriate.

V.	Outside Advisers

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other consultants or advisers as it deems necessary.

In fulfilling their responsibilities hereunder, it is recognized that the members of the Committee are not full-time employees of the Corporation, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary.

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENELABS TECHNOLOGIES, INC.
FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS
JUNE 16, 2006
The undersigned shareholder of GENELABS TECHNOLOGIES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 28, 2006, and the 2005 Annual Report to Shareholders and hereby appoints James A.D. Smith and Matthew M. Loar, and each of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Shareholders of GENELABS TECHNOLOGIES, INC. to be held on June 16, 2006 at 10:00 a.m., Pacific Daylight Time, at GENELABS TECHNOLOGIES, INC.’s principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063, and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

á FOLD AND DETACH HERE á

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR THE RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

	FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
1. ELECTION OF DIRECTORS	☐	☐

Nominees:
1. Irene A. Chow
2. Arthur Gray, Jr.
3. H. H. Haight
4. Alan Y. Kwan
5. James A. D. Smith
(INSTRUCTION): TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.

2.	RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

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Signature_________________________________Signature_______________________________Dated:__________________,2006
This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

á FOLD AND DETACH HERE á